                                                               File No. 70-10263

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------

                                   FORM U-1/A
                               AMENDMENT NO. 2 TO
                             APPLICATION/DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                   ------------------------------------------

                              TPG Partners IV, L.P.
                             TPG Partners III, L.P.
                         301 Commerce Street, Suite 3300
                             Fort Worth, Texas 76102

                  (Names of companies filing this statement and
                     address of principal executive office)
                  ---------------------------------------------

                                      None

                 (Name of top registered holding company parent)
                 -----------------------------------------------

                                   John Viola
                         301 Commerce Street, Suite 3300
                             Fort Worth, Texas 76102

                     (Name and address of agent for service)
                     ---------------------------------------

     The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

Joanne C. Rutkowski                      Sara D. Schotland
David Haddock                            Cleary, Gottlieb, Steen & Hamilton, LLP
Baker Botts LLP                          2000 Pennsylvania Ave., NW
The Warner                               Washington, DC 20007
1299 Pennsylvania Ave., NW
Washington, DC 20004

         TPG Partners IV, L.P. and TPG Partners III, L.P. hereby withdraw the Form U-1 Application/Declaration filed on November 4, 2004 and the Form U-1/A Amendment No. 1 to Application/Declaration filed on January 20, 2005.

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned has duly caused this Application/Declaration filed herein to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  April 13, 2005

                                       TPG Partners IV, L.P.


                                       By: /s/ Richard P. Schifter
                                           -----------------------
                                           Richard P. Schifter


                                       TPG Partners III, L.P.


                                       By: /s/ Richard P. Schifter
                                          ------------------------
                                          Richard P. Schifter